FaxSav Incorporated

                          Pro forma earnings per share

                                   EXHIBIT 11

                                  For the three months ended  For the nine months ended
                                         September 30                September 30
                                      1996          1995          1996         1995
                                   ----------    ----------    ----------    ----------
Net loss                           (1,949,938)     (894,829)   (5,382,012)   (2,780,292)
                                   ==========    ==========    ==========    ==========

Weighted average number of
common and equivalent shares
used in computing pro forma loss
per share:

Actual                                378,509       327,354       350,215       327,354

Effect of fully dilutive shares     7,944,674     8,916,131     8,163,883     8,916,131
                                   ----------    ----------    ----------    ----------

                                    8,323,183     9,243,484     8,514,098     9,243,484
                                   ==========    ==========    ==========    ==========

Pro forma net loss per common
and equivalent share               $    (0.23)   $    (0.10)   $    (0.63)   $    (0.30)